Exhibit 99.1

Park-Ohio Prices $250 Million Debt Offering

Cleveland, Ohio, March 31, 2011. Park-Ohio Industries, Inc., a subsidiary of Park-Ohio Holdings Corp. (NASDAQ: PKOH), today announced that it has priced its offering of $250 million in aggregate principal amount of 8.125% Senior Notes due 2021 in an offering exempt from the registration requirements of the Securities Act of 1933. In connection with the offering of the Senior Notes, the Company intends to enter into a new revolving credit facility by amending and restating the agreement governing its existing credit facility.

The Company intends to use a portion of the net proceeds from the offering of the Senior Notes to purchase any and all of its outstanding $183.8 million in aggregate principal amount of 8 3/8% senior subordinated notes due 2014 that are not currently held by its affiliates. The Company intends to use the remaining net proceeds to repay all of the term loans outstanding under its existing credit facility and to retire the 8 3/8% senior subordinated notes due 2014 that are currently held by its affiliates.

The Senior Notes to be offered have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such notes and is issued pursuant to Rule 135c under the Securities Act of 1933.

Park-Ohio is a leading provider of supply management services and a manufacturer of highly engineered products. Headquartered in Cleveland, Ohio, the Company operates 31 manufacturing sites and 49 supply chain logistics facilities.

# # #